SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
                the Securities Exchange Act of 1934



Date of Report (date of earliest event reported): December 16, 1997


                   DUNES HOTELS AND CASINOS INC.
      (Exact name of registrant as specified in its charter)

                              NEW YORK
          (State or other jurisdiction of incorporation)


              1-4385                                11-1687244
     (Commission File Number)           (IRS Employer Identification No.)

4600 NORTHGATE BOULEVARD, SUITE 130, SACRAMENTO, CALIFORNIA       95834
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code: (916) 929-2295


                            NOT APPLICABLE
   (Former name or former address, if changed since last report)

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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

     John B. Anderson ("Anderson"), Edith Anderson ("Anderson's wife"), Cedar Development Co. ("Cedar"), J.A. Inc. ("JA"), and J.B.A. Investments, Inc. ("JBA" and, collectively with Anderson, his wife, Cedar and JA, the "Anderson Parties") are involved in litigation (the "Anderson Litigation") with the Federal Deposit Insurance Corporation (the "FDIC"). This matter is more fully described in the Company's Form 10-K for the year ended December 31, 1996, see "Item 3. Legal Proceedings - Federal Deposit Insurance Corporation, et al. v. John B. Anderson, et al."; Form 8-K, "Item 5. Other Events," dated February 4, 1997; Form 8-K, "Item 5. Other Events," dated March 26, 1997; and Form 8-K, "Item 5. Other Events," dated July 8, 1997. Until December 11, 1997, Anderson was the President and Chairman of the Board of the Company and Chairman of the Board of various subsidiaries of the Company. See "Item 5. Other Events" below. Prior to the events described herein, Anderson, through his ownership of Cedar, the parent of Baby Grand Corp. ("BGC") and JBA, owned approximately 4,280,756 shares or 67.2% of the Company's outstanding common stock, $.50 par value per share (the "Common Stock"). Of those shares (i) 3,000,000 shares (the "FDIC Pledged Shares") have been pledged as collateral in favor of entities of which the FDIC is a successor and/or assign, and (ii) 1,280,756 shares (the "BGC Pledged Shares") had been pledged as collateral in favor of a subsidiary of the Company. The BGC Pledged Shares have been ordered to be turned over to a Special Master appointed by the United States District Court, District of Nevada (the "Nevada District Court"), as more fully described in "Item 5. Other Events" below.

     In July 1997, the FDIC won a motion in the Anderson Litigation before the Nevada District Court to enforce its security interest in the FDIC Pledged Shares. On December 12, 1997, the FDIC filed in the Nevada District Court an emergency motion to acknowledge the FDIC's right to act by unanimous written consent and to authorize the FDIC to so act with respect to Cedar, BGC, JBA and JA. On December 16, 1997, with the consent of all parties to the Anderson Litigation, the Nevada District Court issued an order declaring that the FDIC has the right to act by written consent with respect to Cedar, BGC, JBA and JA. Because of the Nevada District Court's order, the FDIC has the power to exercise voting rights with respect to the FDIC Pledged shares, which represent 47.1% of the outstanding Common Stock. Because the FDIC is able to exercise voting rights with respect to the FDIC Pledged Shares, the FDIC is able to exercise substantial influence with respect to the election of the entire Board of Directors of the Company and all matters submitted to stockholders. The FDIC is able to significantly influence the direction and future operations of the Company, including decisions regarding future financings (which could involve the issuance of additional Common Stock or other securities) and decisions regarding the day-to-day operations of the Company's real estate and agricultural operations. If the Nevada District Court ultimately determines that the FDIC has authority to exercise voting rights with respect to the BGC Pledged Shares, then the FDIC would have the power to vote 67.2% of the outstanding Common Stock of the Company. In such event, the FDIC would be able to control, rather than only significantly influence, the election of the entire Board of Directors of the Company and all matters submitted to stockholders.

     In a letter dated January 15, 1998, to the Company, the FDIC demanded that the Company hold a special meeting of the stockholders of the Company by January 30, 1998, and at which meeting the FDIC intends to vote or cause BGC and JBA to vote the FDIC Pledged Shares to remove the existing board of directors of the Company and to elect a designee or designees of the FDIC to constitute the new board of directors of the Company. The FDIC further stated that no corporate action should be taken by the Company which is inconsistent in any manner with the rights of the FDIC.

     In response to the FDIC's demand of January 15, 1998, the directors of the Company on January 27, 1998, held a board meeting and met with representatives of the FDIC. The Company stated that in light of regulatory requirements under state and federal securities laws, the Company is unable to hold a special shareholder meeting by January 30, 1998. The Company indicated that it is willing to discuss the procedures and effects of a stockholder meeting with the FDIC, but pending more information from the FDIC that it was deferring the formal setting of the meeting date and record date for voting purposes. The FDIC has not yet responded to the Company.

     Further, the FDIC has successfully obtained the approval of the Nevada District Court to authorize the liquidation of the various corporate entities included among the Anderson Parties. There can be no assurance that the FDIC would not take similar action with respect to the Company and its subsidiaries.

     Regardless of what action, if any, the FDIC should determine to take with respect to the Company, if there is a change of more than 50% of the ownership of the outstanding Common Stock (taking into account the action of the FDIC as well as certain other changes that have occurred over the prior three-year period), there will be a change of control of the Company for purposes of the Internal Revenue Code of 1986, as amended (the "Code"). At September 30, 1997, the Company had a net operating loss carry forward ("NOL") of approximately $46 million. The Board of Directors believes that this NOL represents a valuable asset of the Company. It is unclear whether or not the events described in this report have resulted in a change of control under the Code. If the FDIC obtains the power to vote the BGC Pledged Shares in addition to the FDIC Pledged Shares, there would be a change of control under the Code. It is possible that the Internal Revenue Service will take the position that the events described in "Item 5. Other Events" below or other events within the prior three-year period, taken together with the events described in this "Item
1. Changes in Control of Registrant," have already resulted in a change of control under the Code. If there is a change of control under the Code, the value of the Company's NOL would be materially adversely reduced or eliminated. There can be no assurance that a change of control will not occur or has not already occurred.

     The Company is unable to determine the consideration paid by the FDIC for the Common Stock because the FDIC Pledged Shares were part of a collateral package in connection with a Debtor-Creditor Agreement between Anderson and the FDIC.

ITEM 5.  OTHER EVENTS

     On November 26, 1997, the Company entered into a Loan Purchase Agreement (the "Note Sale Agreement") with Anderson, as trustee of the John J. Anderson Family Trust (the "Trust"). At such date, Anderson was President and Chairman of the Board of the Company and through his ownership of Cedar was the sole shareholder and President of BGC. The Note Sale Agreement provided for the sale of a note (the "BGC Note") issued by BGC payable to M & R Investment Company, Inc. ("MRI"), a wholly-owned subsidiary of the Company. The BGC Note is described in detail in the Company's Form 10-K for the year ended December 31, 1996. See Item 1. "Business - Other Activities - Certain Loans - Baby Grand Corp." The BGC Note had a principal balance at the date of the Note Sale Agreement of approximately $1.9 million and was due on December 1, 1997. It was carried on the Company's books at approximately $100,000, an amount which the Company believed to be its net realizable value. The sale price of the BGC Note was $320,000 plus a possible contingent bonus payment of $50,000. In connection with the Agreement, MRI assigned to the Trust all of its rights pursuant to that certain Amended and Restated Pledge Agreement (the "Pledge Agreement") dated November 2, 1992, made by BGC in favor of MRI. Pursuant to the Pledge Agreement, BGC had granted the Company a security interest in the BGC Pledged Shares as collateral for the BGC Note.

     The Note Sale Agreement was unanimously approved by the Audit Committee of the Board of Directors and by seven (7) of the Directors of the Company. The Note Sale Agreement was approved because the Board of Directors and the Audit Committee had been advised by counsel that the imminent foreclosure on the BGC Pledged Shares by MRI, which represent approximately 20.1% of the outstanding Common Shares of the Company, when coupled with the then likely exercise of voting rights by the FDIC of the FDIC Pledged Shares, which represent 47.1% of the outstanding Common Stock of the Company, would result in a change of control under the Code. Such change of control would result in a significant reduction, or the complete loss, of the NOL. See "Item 1. Changes in Control of Registrant" above. The Board of Directors and the Audit Committee had been advised by counsel that, only through Anderson maintaining control over the BGC Pledged Shares could a change of control be avoided and that the Trust was the only entity controlled by Anderson that, at the time the Note Sale Agreement was approved, was free from claims of the FDIC that might adversely effect the ownership of the BGC Pledged Shares. The Note Sale Agreement was approved to avoid the loss of the NOL. Anderson did not participate in the Board's deliberation or vote with respect to the Note Sale Agreement. Anderson represented to the Board that (i) he was aware of his fiduciary obligation to the Company, and (ii) he was unaware of any transaction pending or in prospect which would enhance the value of the Note above the sale price to the Trust.

     On December 2, 1997, subsequent to completing the Note Sale Agreement, it came to the Company's attention that BGC had transferred to the Trust, in satisfaction of the BGC Note, assets having an estimated value, determined by BGC, ranging from $1,192,443 (low estimate) to $1,612,632 (high estimate). The assets transferred consisted of the BGC Pledged Shares, the net equity in a residence occupied by Anderson in Yolo County, California, and $580,000 in cash.

     By letter to Anderson, as trustee of the Trust, dated December 8, 1997, the Company demanded that Anderson confirm to the Company that the transfer of the assets from BGC to the Trust did in fact occur. In addition, the Company demanded that all assets received by the Trust from BGC, less the amount paid to MRI for the purchase of the BGC Note, be turned over to MRI. The Company further advised Anderson that the Company reserves all rights and remedies, including possible claims for compensatory and punitive damages, the imposition of a constructive trust, and rescission.

     On December 15, 1997, Larry L. Bertsch, the Special Master previously appointed by the Nevada District Court, filed with that court an emergency motion seeking (1) to set aside the allegedly fraudulent transfers of assets by the Company to the Trust and by BGC to the Trust; (2) to freeze assets held by the Trust; and (3) to schedule an order to show cause why Anderson, James H. Dale (the Company's Secretary and a Director and the President of MRI), Kent Neville Calfee (counsel to Anderson who drafted the Note Sale Agreement documents), and Calfee & Young (Calfee's law firm) should not be held in contempt by the Nevada District Court.

     On December 16, 1997, the Nevada District Court ordered that Anderson, as trustee of the Trust, return to BGC the $580,000 in cash. The Nevada Court further ordered that the residence in Yolo County, California remain in the Trust until further order of the Nevada District Court and that the BGC Pledged Shares be turned over to the custody of the Special Master until further order of the Nevada District Court. The Nevada District Court gave the parties until January 9, 1998, to submit responses to the Special Master's Motion. The

Company submitted a response on that date challenging the allegation in the Special Master's Motion that MRI fraudulently transferred between $872,443 and $1,292,632 to the Trust. The response also opposes the unwinding of the Note Sale Agreement and any order that would deny the Trust ownership of the BGC Pledged Shares. If the Nevada District Court issues such an order, a change of control in the Company will occur. See "Item 1. Changes in Control of the Registrant" above. At this time, the Company is unable to predict the outcome of the motion.

     The Company intends to defend vigorously the Special Master's request for a contempt citation against James H. Dale, and in subsequent filings made with Nevada District Court, the Special Master and FDIC have omitted Mr. Dale in seeking contempt and sanctions. On December 11, the Company's board of Directors terminated Anderson as president and Chairman of the Board. The Company is considering the possibility of bringing legal action against Anderson and the Trust. Additionally, the FDIC has caused Anderson to be removed from his positions as Director and officer of the various Anderson Parties; those positions are now occupied by representatives of the FDIC.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBIT

(c)  Exhibits

EXHIBIT NUMBER  DESCRIPTION

10.1 Loan Purchase Agreement dated November 19, 1997, between M & R Investment Company, Inc. and John B. Anderson, as Trustee of the John J. Anderson Family Trust

                              SIGNATURES


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      DUNES HOTELS AND CASINOS INC.
                                      (Registrant)



Dated: February 3, 1998               By:      /S/ JAMES H. DALE
                                      James H. Dale, Secretary/Treasurer